Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

PLX Technology, Inc.

Sunnyvale, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 13, 2012, except with respect to our opinion on the consolidated financial statements as it relates to the discontinued operations presentation as discussed in Notes 1 and 16, as to which the date is November 8, 2012, relating to the consolidated financial statements and schedule, and our report dated March 13, 2012 relating to the effectiveness of internal control over financial reporting of PLX Technology, Inc., which are incorporated by reference in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

San Jose, California

November 8, 2012